PURCHASE AND SALE AGREEMENT

among

CRP/MHI Holdings, L.L.C.

“Seller”

and

MHI Hospitality TRS II, LLC and MHI Hotel Investments Holdings LLC

“Purchaser”

Date: June 19, 2015

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of June 19, 2015 (the “Effective Date”), by and between CRP/MHI Holdings, L.L.C., a Delaware limited liability company (“Seller”), and MHI Hospitality TRS II, LLC, a Delaware limited liability company (“MHI Hospitality”) and MHI Hotel Investments Holdings LLC (“MHI Hotel Investments”, and together with MHI Hospitality, “Purchaser”).

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

1.1.1 “Accounts Receivable” means all amounts which Owner and Lessee are entitled to receive from the Business which have accrued as of the Cut-off Time, including, without limitation, charges for use or occupancy of any guest, conference, meeting, or banquet rooms or other facilities at the Hotel, rents or other amounts received from any restaurant, bar, or banquet services, or any other goods or services provided by or on behalf of Owner or Lessee at the Hotel.

1.1.2 “Additional Earnest Money” has the meaning set forth in Section 8.1.

1.1.3 “Adverse Proceeding” has the meaning set forth in Section 7.1.3.

1.1.4 “Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly: (i) owns or controls fifty percent (50%) or more of the outstanding voting and/or equity interests of such Person; or (ii) controls, is controlled by, or is under common control with the Person in question. For the purposes of this definition, the term “control” and its derivations means having the power, directly or indirectly, to direct the management, policies, or general conduct of business of the Person in question, whether by ownership of voting securities, contract, or otherwise. Neither Manager nor any Affiliate of Manager shall be deemed to be an Affiliate of either Purchaser or Seller, and Seller and Purchaser shall not be deemed to be Affiliates of each other.

1.1.5 “Agreement” has the meaning set forth in the introductory paragraph hereof.

1.1.6 “Applicable Law” means (i) all statutes, laws, common law, administrative decisions, rules, regulations, ordinances, codes, or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters, or similar quasi-governmental authority, and (ii) any judgment, injunction, order, or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent that the Person or property in question is subject to same.

1.1.7 “Bookings” means all bookings and reservations for guest, conference, and banquet rooms or other facilities at the Hotel as of the Closing Date for dates on or after the Closing Date, together with all deposits held by Owner, Lessee or Manager with respect thereto.

1.1.8 “Business” means the lodging business and all activities related thereto conducted at the Hotel and otherwise in connection with the Property, including: (i) the rental of any guest, conference, meeting, or banquet rooms or other facilities at the Hotel; (ii) the operation of any restaurant, bar, or banquet services, together with all other goods and services provided at the Hotel and the Real Property, (iii) the rental of any commercial or retail space at the Real Property, (iv) the maintenance and repair of the Real Property and tangible Personal Property, (v) to the extent applicable, the employment of the Employees and all matters related thereto, and (vi) the payment of Taxes and Real Property taxes relating to the foregoing.

1.1.9 “Business Day” means any day other than a Saturday, Sunday, or federal or other legal holiday in the State of Florida.

1.1.10 “Carlyle Guarantors” has the meaning set forth within the definition of “Seller Credit Support Agreements” below.

1.1.11 “Closing” has the meaning set forth in Section 8.1.

1.1.12 “Closing Date” means the date upon which the Closing occurs.

1.1.13 “Closing Escrow” has the meaning set forth in Section 8.1.

1.1.14 “Closing Instructions” has the meaning set forth in Section 8.1.

1.1.15 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

1.1.16 “Contracts” means, collectively, the Equipment Leases, the Operating Agreements, the Tenant Leases, the Management Agreement, the License Agreement, the Development Agreement and each other contract or agreement to which Owner or Lessee is a party.

1.1.17 “Cut-off Time” has the meaning set forth in Article 11.

1.1.18 “Development Agreement” means that certain Agreement Regarding Development dated as of March 2015 by and between PRH 4000 South Ocean LLC, a Florida limited liability company, and Owner.

1.1.19 “Dollars” or “$” means lawful currency of the United States of America. All sums paid or payable by either party to the other pursuant to this Agreement shall be paid in Dollars.

1.1.20 “Earnest Money” shall mean the Initial Earnest Money and the Additional Earnest Money.

1.1.21 “Effective Date” has the meaning set forth in the introductory paragraph hereof.

1.1.22 “Employees” means all Persons employed, in a full-time or part-time capacity at the Hotel at the time in question, by: (i) Owner, (ii) Seller, (iii) Lessee, (iv) Hotel Lessee Program, (v) Hotel Investment Program, or (vi) Manager, as the case may be. As used herein, the term “Employees” includes, without limitation, employees on workers’ compensation, military leave, special military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, union leave, sick leave, short-term or long-term disability, or layoff with recall rights, and employees on other approved leaves of absence with a legal or contractual right to reinstatement or any individual that was previously employed by Owner, Seller, Lessee, Hotel Lessee Program, Hotel Investment Program, or Manager, as the case may be, protesting the fact that they are not currently employed.

1.1.23 “Equipment Leases” means all leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotel, or otherwise used in connection with the Business, which are held by, for or on behalf of Owner or Lessee.

1.1.24 “Escrow Agent” means First American Title Insurance Company or a similar national title insurance company reasonably acceptable to Seller and Purchaser.

1.1.25 “Existing Broker” means Jones Lang LaSalle.

1.1.26 “F&B” means all food and beverages (both alcoholic and non-alcoholic), which are located at the Hotel (or held off site in storage) for use at the Hotel as of the Closing, including all food and beverages located in the guest rooms.

1.1.27 “FF&E” means, subject to the Tenant Leases, all fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, tools, vehicles, appliances, art work, and other items of tangible personal property which are located at the Hotel and used in the Business or ordered for use at the Hotel as of the Closing, other than the Supplies, the IT Systems, the F&B, the Retail Merchandise, the books and records for the Business, and the plans and specifications of the Improvements.

1.1.28 “Final Closing Statement” has the meaning set forth in Section 11.6.

1.1.29 “Governmental Authority” means the applicable country, state, county, city and any political subdivision, agency, authority, department, court, commission, board, bureau or instrumentality of any of the foregoing having jurisdiction over the Property, Seller, and/or any of the Owner Parties or Lessee Parties, as the case may be.

1.1.30 “Guest Ledgers” means all charges accrued to the open accounts of any guests or customers at the Hotel including, without limitation, the “city ledger” as of the Cut-off Time for the use or occupancy of any guest, conference, or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Owner or Lessee at the Hotel.

1.1.31 “Hotel” means the Crowne Plaza Hollywood Beach Resort operated on the Real Property.

1.1.32 “Hotel Investment Program” means MHI/Carlyle Hotel Investment Program I, L.L.C., a Delaware limited liability company.

1.1.33 “Hotel Lessee Program” means MHI/Carlyle Hotel Lessee Program I, L.L.C., a Delaware limited liability company.

1.1.34 “Improvements” means all of the buildings, improvements, structures and fixtures, including without limitation, the foundations and footings thereof, located on or affixed to the Land which constitute real property under Applicable Law.

1.1.35 “Indemnification Claim” has the meaning set forth in Section 9.4.1.

1.1.36 “Indemnification Loss” means, with respect to any Indemnitee, any actual (and not contingent) liability, damage, loss, cost or expense, including reasonable attorneys’ fees, expenses and court costs, and Taxes incurred by such Indemnitee as a result of the act, omission, or occurrence in question.

1.1.37 “Indemnitee” has the meaning set forth in Section 9.4.1.

1.1.38 “Indemnitor” has the meaning set forth in Section 9.4.1.

1.1.39 “Initial Closing Statement” has the meaning set forth in Section 11.6.

1.1.40 “Initial Earnest Money” has the meaning set forth in Section 3.3.

1.1.41 “Intangibles” means any and all intangible personal property owned by Owner or Lessee or any Affiliate of Owner or Lessee and used in the operation of the Hotel or any of the Property, including, without limitation, any drawings, plans and specifications covering the Hotel, any non-Licensor trade names, service marks and logos used in the operation of the Hotel, and any non-Licensor intellectual property used in the operation of the Hotel, customer lists and software, any telephone numbers used in the operation of the Hotel and (to the extent same are in existence), any guaranties and warranties from the manufacturers of any equipment, appliances or other items used in the operation of the Hotel and from any contractors, suppliers, architects, engineers, and materialmen with respect to any plans, designs, work or installations done for or at the Hotel, and any and all claims, choses in action, judgments, remedies, damages and causes of action, and all of Owner’s and Lessee’s right, title and interest in and to the books and records of the Hotel to the extent Owner or Lessee is entitled thereto pursuant to the Management Agreement. In no event shall Intangibles include any intangible personal property owned by Manager or Licensor, or any of the tenants or licensees under the Tenant Leases or any of their respective Affiliates.

1.1.42 “IT Systems” means all computer hardware, telecommunications, and information technology systems located at the Hotel and all computer software used at the Hotel, to the extent same are assignable and transferable, but subject to the terms of any license agreement and/or Manager’s, Manager’s Affiliates’, Licensor’s, and Licensor’s Affiliates’ rights in and to same.

1.1.43 “JV Agreements” means (i) that certain Limited Liability Company Agreement of MHI/Carlyle Hotel Lessee Program I, L.L.C. dated as of May 15, 2007 by and between Seller and MHI Hospitality, and (ii) that certain Limited Liability Company Agreement of MHI/Carlyle Hotel Investment Program I, L.L.C. dated as of May 15, 2007 by and between Seller and MHI Hotel Investments.

1.1.44 “Land” means the land underlying the Real Property, together with all appurtenant easements, rights, and interests thereto.

1.1.45 “Lender” means Bank of America, National Association.

1.1.46 “Lessee” means MHI/Carlyle Sian Lessee I, L.L.C., a Delaware limited liability company.

1.1.47 “Lessee Parties” means Lessee and Hotel Lessee Program.

1.1.48 “License Agreement” means that certain License Agreement dated September 22, 2006 by and between Lessee and Licensor, as amended.

1.1.49 “Licensor” means Holiday Hospitality Franchising, Inc., a Delaware corporation.

1.1.50 “Loan Agreement” means that certain Loan Agreement dated December 27, 2013, by and among, Lender, Lessee and Owner.

1.1.51 “Management Agreement” means that certain Hotel Management Agreement dated as of August 8, 2007 by and between Owner and Manager.

1.1.52 “Manager” means MHI Hotels Services, LLC, a Virginia limited liability company.

1.1.53 “Membership Interest Transfer Agreement” means that certain Membership Interest Transfer Agreement dated as of the Closing Date by and between Seller and Purchaser, in the form attached hereto as Exhibit A.

1.1.54 “MHI Hospitality” has the meaning set forth in the introductory paragraph hereof.

1.1.55 “MHI Hotel Investments” has the meaning set forth in the introductory paragraph hereof.

1.1.56 “Outside Accountant” has the meaning set forth in Section 11.6.

1.1.57 “Operating Agreements” means all repair, utility, maintenance, service and supply contracts, booking and reservation agreements, credit card service agreements, consulting agreements, and all other similar agreements for goods or services, which are held by, for or on behalf of Owner or Lessee in connection with the Business except for Tenant Leases, Equipment Leases, the Management Agreement, the License Agreement, the Development Agreement, Permits, and any so-called “master” agreements entered into directly by Licensor or Manager on behalf of the Hotel and other Licensor or Manager hotels, as applicable.

1.1.58 “Organizational Documents” means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, memorandum of association, articles of association, trust agreement, by-laws, partnership agreement, limited partnership agreement, certificate of partnership or limited partnership, limited liability company articles of organization, limited liability company operating agreement and any other organizational document, and all shareholder agreements, voting trusts and similar arrangements with respect to its stock, partnership interests, membership interests or other equity interests.

1.1.59 “Owner” means MHI/Carlyle Sian Owner I, L.L.C., a Delaware limited liability company.

1.1.60 “Owner Parties” means Owner and Hotel Investment Program.

1.1.61 “Permits” means all governmental licenses, permits, approvals and certificates which are required or used in connection with the operation of the Property and/or the Business.

1.1.62 “Person” means an individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or subdivision thereof, or any other legal entity or organization.

1.1.63 “Personal Property” means all FF&E, F&B, Supplies, Retail Merchandise, Contracts, Permits, Accounts Receivable, Bookings, Equipment Leases, Guest Ledgers, Intangibles, and IT Systems, together with all other articles of personal property of every kind and nature whatsoever owned by Owner or Lessee or their Affiliates and located in or at, or used in connection with the ownership, operation or maintenance of, all or any part of the Hotel, the Business or the Real Property, but specifically excluding, without limitation, any personal property owned by the tenants or licensees under the Tenant Leases, or otherwise specifically excluded hereunder.

1.1.64 “Pre-Closing Taxes” means all Taxes of the Owner Parties and Lessee Parties for taxable periods ending on or before the Closing Date and the portion up to and including the Closing Date for any taxable period that includes (but does not end on) the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date, the amount of Pre-Closing Taxes with respect to such period shall (i) in the case of Taxes that are imposed on a periodic basis, be deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the taxable period and (ii) in the case of Taxes that are not described in clause (i) above (such as payroll and similar taxes), be deemed to be equal to the amount that would have been payable if the taxable year or period of the Owner Parties and Lessee Parties ended on the Closing Date.

1.1.65 “Program Agreement” means that certain Program Agreement for MHI/Carlyle Hotel Investment Program I, L.L.C. and MHI/Carlyle Hotel Lessee Program I, L.L.C. dated as of May 15, 2007 by and among Seller, Purchaser, Hotel Investment Program and Hotel Lessee Program.

1.1.66 “Property” means, collectively, the Real Property and the Personal Property.

1.1.67 “Purchaser” has the meaning set forth in the introductory paragraph hereof.

1.1.68 “Purchaser Closing Conditions” has the meaning set forth in Section 7.1.

1.1.69 “Purchaser Closing Deliveries” has the meaning set forth in Section 8.3.

1.1.70 “Purchaser Indemnitees” means Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs, devisees and Affiliates of each of the foregoing, provided that Purchaser Indemnitees shall not include Seller or Manager.

1.1.71 “Real Property” means the real property commonly known as 4000 South Ocean Drive, Hollywood, Florida 33019, together with all appurtenant easements, rights and interests thereto.

1.1.72 “Replacement Credit Support Agreements” means such replacement credit support agreements as Lender shall request from Purchaser and/or its Affiliates as are required to fully release the Carlyle Guarantors from all of their obligations under the Seller Credit Support Agreements.

1.1.73 “Retail Merchandise” means all merchandise owned by Owner or Lessee or any of their Affiliates and held for sale to guests and customers, or ordered for sale at the Hotel as of the Closing, including, without limitation, inventory held for sale in any gift shop, spa, or newsstand operated by Owner, Lessee or Manager at the Hotel, but expressly excluding the F&B, Supplies and any merchandise owned by the tenants and licensees under the Tenant Leases.

1.1.74 “Seller” has the meaning given such term in the preamble.

1.1.75 “Seller Closing Conditions” has the meaning set forth in Section 7.2.

1.1.76 “Seller Closing Deliveries” has the meaning set forth in Section 8.2.

1.1.77 “Seller Indemnitee(s)” means Seller and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs, devisees, and Affiliates of each of the foregoing, provided that Seller Indemnitees shall not include Purchaser or Manager.

1.1.78 “Seller Credit Support Agreements” means, collectively, (a) that certain Guaranty Agreement dated as of December 27, 2013 made by CRP V-A AIV, L.P., CRP V-B AIV, L.P., CRP V-C AIV, L.P., CRP V AIV, L.P., CRFI V AIV, L.P. (MHI Sian

Series), Carlyle Realty Partners V (Canadian), L.P., Carlyle Realty Coinvestment V, L.L.C. and CRP V Manager GP AIV, L.L.C. (collectively, the “Carlyle Guarantors”) in favor of Lender and (b) that certain Environmental Indemnity Agreement dated as of December 27, 2013 made by the Carlyle Guarantors in favor of Lender.

1.1.79 “Seller’s Warranties” has the meaning set forth in Section 4.1.

1.1.80 “Supplies” means all merchandise, goods, materials and supplies used or intended for use at the Hotel, or held for sale in connection with the Business, including, without limitation, (a) stocks of operating supplies (including, without limitation, glasses, china, silver, linens, and uniforms), (b) engineering, maintenance and cleaning supplies, (c) guest supplies (including stationery, matches and ashtrays, soap and other toiletries, menus, and directories and other printed materials), and (d) housekeeping supplies.

1.1.81 “Survival Period” means twelve (12) months following the Closing Date, except pursuant to Sections 6.1, 6.2 and 6.5, in which case the Survival Period shall be the applicable statute of limitations.

1.1.82 “Target Interest” means the seventy-five percent (75%) membership interest in each of (i) Hotel Lessee Program and (ii) Hotel Investment Program, which is held by Seller as of the Closing Date, and which represents Seller’s entire interest in Hotel Lessee Program and Hotel Investment Program as well as Seller’s entire beneficial interest in the Property.

1.1.83 “Taxes” means all federal, state or local taxes in any country, including income, unincorporated business, gross receipts, windfall profits, value added, use, duty, sales, license, excise, transfer, mortgage recording, real property, personal property, commercial rent or occupancy taxes, hotel occupancy taxes, utility taxes, franchise, employment, payroll, withholding or similar taxes, whether or not contested, and including any estimated taxes of the foregoing, amounts payable under unclaimed property laws, and together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

1.1.84 “Tenant Leases” means Owner’s and Lessee’s interest in all leases, subleases, licenses, concessions, and similar agreements granting to any Person the right to use or occupy any portion of the Real Property, other than the Management Agreement and the Bookings, together with all security deposits held by Owner, Lessee, Manager, or any of their respective Affiliates.

1.2 Construction. The following rules shall apply to the construction and interpretation of this Agreement.

1.2.1 Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

1.2.2 All references in this Agreement to particular articles, sections, subsections, or clauses (whether in upper or lower case) are references to articles, sections, subsections, or clauses of this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

1.2.3 The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

1.2.4 Any reference to any agreement (including this Agreement), document, instrument, tax or tariff means such agreement, document, instrument, tax or tariff as amended or modified in effect from time to time in accordance with the terms thereof, and if applicable the terms hereof.

1.2.5 The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.

1.2.6 The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

1.2.7 The term “sole discretion” with respect to any determination to be made a party under this Agreement means the sole and absolute discretion of such party, without regard to any standard of reasonableness or other standard by which the determination of such party might be challenged.

1.2.8 Seller, Purchaser and their respective counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any Exhibits or Schedules hereto.

ARTICLE 2

TRANSFER OF TARGET INTEREST

2.1 Target Interest. Upon and subject to the terms and conditions of this Agreement, Seller shall sell, and agrees to transfer and assign to Purchaser, and Purchaser shall purchase and agrees to accept from Seller, all right, title and interest of Seller in and to the Target Interest.

2.2 Membership Interest Transfer Agreement. The transfer and assignment of the Target Interest shall be effectuated through the Membership Interest Transfer Agreement, which shall be executed and delivered at Closing.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Target Interest is Twenty-Six Million Two Hundred and Fifty Thousand and 00/100 U.S. Dollars (U.S. $26,250,000.00), subject to adjustment as provided herein.

3.2 Payment of Purchase Price. At Closing, Purchaser shall pay to the order of Seller via wire transfer of immediately available U.S. Dollars an amount equal to the Purchase Price (as adjusted pursuant to Article 11), less the Earnest Money (which shall be released to Seller at Closing). The Loan Agreement shall remain in place following Closing.

3.3 Earnest Money. Within two (2) business days of the Effective Date, Purchaser shall deposit Two Million and 00/100 U.S. Dollars ($2,000,000.00) (together with any interest earned thereon, the “Initial Earnest Money”) with the Escrow Agent via wire transfer of immediately available U.S. Dollars, which Initial Earnest Money shall be held by the Escrow Agent upon the terms set forth in this Agreement. In the event that Purchaser fails to timely deposit the Initial Earnest Money with the Escrow Agent, this Agreement shall be of no force and effect. At Closing, the Earnest Money shall be applied to the Purchase Price. Unless this Agreement is terminated pursuant to Section 7.1 or Section 12.2, the Earnest Money shall be non-refundable to Purchaser and shall be paid to Seller upon the earlier to occur of the Closing and the termination of this Agreement.

ARTICLE 4

CONDITION OF PROPERTY

4.1 PURCHASER’S RELIANCE ON ITS INVESTIGATIONS. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES IN SECTION 5.1 (“SELLER’S WARRANTIES”), THIS SALE IS MADE AND WILL BE MADE WITHOUT REPRESENTATION, COVENANT, OR WARRANTY OF ANY KIND (WHETHER EXPRESS, IMPLIED, OR, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, STATUTORY) BY SELLER. PURCHASER AGREES TO ACCEPT SELLER’S INTEREST IN THE PROPERTY AND THE TARGET INTEREST ON AN “AS IS” AND “WHERE IS” BASIS, WITH ALL FAULTS AND ANY AND ALL LATENT AND PATENT DEFECTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS, EXCEPT FOR SELLER’S WARRANTIES. EXCEPT FOR SELLER’S WARRANTIES, NO WARRANTY OR REPRESENTATION IS MADE BY SELLER AS TO (A) FITNESS FOR ANY PARTICULAR PURPOSE, (B) MERCHANTABILITY, (C) DESIGN, (D) QUALITY, (E) CONDITION, (F) OPERATION OR INCOME, (G) COMPLIANCE WITH DRAWINGS OR SPECIFICATIONS, (H) ABSENCE OF DEFECTS, (I) ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, (J) ABSENCE OF FAULTS, (K) FLOODING, OR (L) COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE, AND LEGAL CONDITION OF THE PROPERTY AND THE TARGET INTEREST AND THAT PURCHASER HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY DISCLOSURES, REPRESENTATIONS OR WARRANTIES (IN EACH CASE WHETHER EXPRESS OR IMPLIED OR ORAL OR WRITTEN) MADE BY SELLER, ANY PARTNER OR OWNER OF SELLER, OR ANY AFFILIATE, AGENT, EMPLOYEE OR OTHER REPRESENTATIVE OF ANY OF THE FOREGOING OR BY EXISTING BROKER OR ANY OTHER PERSON OR ENTITY PURPORTING TO REPRESENT SELLER WITH RESPECT TO THE PROPERTY OR THE TARGET INTEREST OR ANY OTHER MATTER AFFECTING OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT FOR SELLER’S WARRANTIES. IN ADDITION, PURCHASER EXPRESSLY ACKNOWLEDGES THAT FROM AND AFTER THE DATE OF THIS AGREEMENT, PURCHASER HAS NOT BEEN AND WILL NOT BE INDUCED BY AND HAS NOT RELIED AND WILL NOT RELY UPON ANY DISCLOSURES, REPRESENTATIONS OR WARRANTIES (IN EACH CASE WHETHER EXPRESS OR IMPLIED OR

ORAL OR WRITTEN) MADE BY SELLER, ANY PARTNER OR OWNER OF SELLER, OR ANY AFFILIATE, AGENT, EMPLOYEE OR OTHER REPRESENTATIVE OF ANY OF THE FOREGOING OR BY EXISTING BROKER OR ANY OTHER PERSON OR ENTITY PURPORTING TO REPRESENT SELLER WITH RESPECT TO THE PROPERTY OR ANY OTHER MATTER AFFECTING OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT FOR SELLER’S WARRANTIES. PURCHASER FURTHER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NO PERSON OR ENTITY (EXCEPT FOR SELLER WITH RESPECT TO SELLER’S WARRANTIES) IS ENTITLED TO MAKE ANY DISCLOSURES, REPRESENTATIONS OR WARRANTIES (IN EACH CASE WHETHER EXPRESS OR IMPLIED OR ORAL OR WRITTEN) UPON WHICH PURCHASER SHALL BE ENTITLED TO RELY, AND THAT, SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, WITH RESPECT TO THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT FOR SELLER’S WARRANTIES. PURCHASER HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT WITH ITS COUNSEL AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. PURCHASER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS ARTICLE 4 ARE AN INTEGRAL PART OF THIS AGREEMENT AND THAT SELLER WOULD NOT HAVE AGREED TO THE TRANSFER OF THE TARGET INTEREST TO PURCHASER WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS ARTICLE 4.

4.2 SURVIVAL. THE TERMS AND CONDITIONS OF THIS ARTICLE 4 SHALL EXPRESSLY SURVIVE THE CLOSING, AND SHALL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of Seller. To induce Purchaser to enter into this Agreement and to consummate the transactions described in this Agreement, Seller hereby makes the express representations and warranties in this Section 5.1 as of the Effective Date and the Closing Date (or such other date as specifically set forth below):

5.1.1 Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to conduct its business as currently conducted and to own or lease and to operate its properties, and is duly qualified or admitted to do business and in good standing as a foreign entity in all jurisdictions in which the ownership, use or leasing of its assets or properties or the conduct or nature of its business makes such qualification or admission necessary.

5.1.2 Seller has full power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions required of it contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the consummation by it of the transactions contemplated hereby have been duly and validly authorized in accordance with its Organizational Documents. No action or proceeding on the part of Seller is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.

5.1.3 This Agreement and, at the time of Closing, the Membership Interest Transfer Agreement, have been duly and validly executed and delivered by Seller, and constitute valid, legal and binding obligations, enforceable against Seller, in accordance with their terms, subject to Applicable Law.

5.1.4 Seller is the record and beneficial owner of one hundred percent (100%) of the Target Interest, free and clear of all liens, security interests, claims and encumbrances.

5.2 Representations and Warranties of Purchaser. To induce Seller to enter into this Agreement and to consummate the transaction described in this Agreement, Purchaser hereby makes the express representations and warranties in this Section 5.2 as of the Effective Date and the Closing Date (or such other date as specifically set forth below):

5.2.1 MHI Hotel Investments and MHI Hospitality are limited liability companies, duly organized, validly existing and in good standing under the laws of Delaware. MHI Hotel Investments and MHI Hospitality have all requisite power and authority to conduct their business as currently conducted and to own or lease and to operate their properties.

5.2.2 MHI Hotel Investments and MHI Hospitality have the power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by MHI Hotel Investments and MHI Hospitality of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized in accordance with the Organizational Documents of MHI Hotel Investments and MHI Hospitality, as applicable, and no other action or proceeding on the part of MHI Hotel Investments or MHI Hospitality is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement and, at the time of Closing, the Membership Interest Transfer Agreement, have been duly and validly executed and delivered by MHI Hotel Investments and MHI Hospitality and constitute legal, valid and binding obligations of MHI Hotel Investments and MHI Hospitality, enforceable in accordance with their terms.

5.2.3 The execution, delivery and performance of this Agreement by MHI Hotel Investments and MHI Hospitality does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or lapse of time or both): (i) violate or require any consent or approval under, any provision of the Organizational Documents of MHI Hotel Investments or MHI Hospitality, as applicable; (ii) violate or result in a default of, or require any consent or approval under any material agreement, policy, instrument, contract, commitment, license, franchise, permit or trust to which MHI Hotel Investments or MHI Hospitality or any of their subsidiaries is a party or is otherwise subject; or (iii) violate or result in a default of in any material respect, or require any consent or approval under, any judgment, settlement, consent, injunction, decree, order or ruling of any court or governmental authority to which MHI Hotel Investments and MHI Hospitality or any of their subsidiaries is a party or otherwise subject.

ARTICLE 6

COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES

6.1 Tax Elections. Purchaser and Seller, with respect to their respective interest in the Owner Parties and Lessee Parties, shall obtain the prior written consent of the other party prior to making or changing any Tax election, changing an annual accounting period, adopting or changing any accounting method, filing any amended Tax return, entering into any closing agreement, settling any Tax claim or assessment, consenting to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taking any other similar action relating to the filing of any Tax return or report or the payment of any Tax. All obligations in this Section 6.1 shall survive the Closing for the Survival Period.

6.2 Filing of Tax Returns. Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax returns that are required by law to be filed for any taxable period ending on or before the Closing Date and which has not been filed by the Closing Date. Purchaser (i) shall deliver such Tax returns to Seller for its review within a reasonable amount of time prior to the filing of such Tax returns and consider in good faith any comments provided by Seller, (ii) will not file such Tax returns without Seller’s consent, which consent will not be unreasonably withheld or delayed, provided that Purchaser shall be permitted to file any such Tax return on the due date thereof even if it has not received such consent from Seller, and (iii) will, promptly after filing, forward to Seller an accurate and complete copy of such filed Tax returns and proof of payment of the subject Taxes. Such Tax returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by law.

6.3 Organizational Documents. From the Effective Date until the Closing or earlier termination of this Agreement, neither Purchaser nor Seller shall amend, supplement, terminate or otherwise modify any Organizational Document of a Lessee Party or Owner Party, without receiving the prior written consent of the other party.

6.4 Conduct of the Business. From the Effective Date until the Closing or earlier termination of this Agreement, neither Seller nor Purchaser shall take any action which shall cause the Hotel to be operated in a manner which is inconsistent with the Hotel’s ordinary course of business (i.e., consistent with Owner’s, Lessee’s and Manager’s past custom and practice for the Business, taking into account the facts and circumstances from time to time.) From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not make any Carlyle Major Decision (as defined in each of the JV Agreements), without receiving the prior written consent of Purchaser.

6.5 Taxes.

6.5.1 Except as expressly provided herein, Seller will be responsible for seventy-five percent (75%) of all Pre-Closing Taxes. To the extent Seller’s seventy-five percent (75%) share of any such Tax is not taken into account as a downward adjustment to the Purchase Price pursuant to Section 11.1, Seller will pay such amount to Purchaser in immediately available funds at least two (2) Business Days prior to the due date of such Tax.

6.5.2 Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees imposed by any taxing authority in connection with the transactions contemplated by this Agreement will be borne one hundred percent (100%) by Purchaser. All necessary Tax returns and other documentation with respect to all such Taxes will be filed by the party required by applicable law to make such filing; provided that the cost of any such filing will be borne one hundred percent (100%) by Purchaser.

6.6 Exclusivity. From the Effective Date until the Closing or earlier termination of this Agreement, Seller agrees that neither Seller nor anyone acting on its behalf will solicit, negotiate or accept any offer for the Target Interest or the Hotel from any person or entity other than Purchaser.

6.7 JV Agreements. At Closing, Purchaser shall (i) amend and restate the JV Agreements so as to remove all references to “Carlyle” and “CRP” in the JV Agreements and (ii) change the name of Hotel Investment Program, Hotel Lessee Program, Owner and Lessee so as to remove all references to “Carlyle” in the names of such entities. From and after the Closing Date, Purchaser shall accede to all rights and obligations of Seller under the JV Agreements and Seller shall no longer have any rights or obligations under the JV Agreements.

6.8 Replacement Credit Support Agreements. Purchaser shall use commercially reasonable efforts to cause the Carlyle Guarantors to be fully released from all of their obligations under the Seller Credit Support Agreements. In connection therewith, Purchaser shall use commercially reasonable efforts to cause a credit worthy affiliate acceptable to Lender to provide all Replacement Credit Support Agreements (together with any other documentation, instruments, agreements, opinions and other materials) required by Lender. Purchaser shall directly communicate with Lender in connection with obtaining such release and providing such Replacement Credit Support Agreements, provided that Seller shall be entitled to participate in such communications and/or otherwise communicate with Lender in connection with such efforts. In connection therewith, Purchaser shall pay all costs and fees of the Lender, including Lender’s legal fees and all applicable transfer fees and costs, in connection with obtaining such release of the Carlyle Guarantors under the Seller Credit Support Agreements and the provision of the Replacement Credit Support Agreements.

ARTICLE 7

CLOSING CONDITIONS

7.1 Purchaser Closing Conditions. The obligation of Purchaser to consummate the Closing is subject to satisfaction at or prior to Closing of the following conditions precedent (collectively, the “Purchaser Closing Conditions”):

7.1.1 This Agreement shall be in full force and effect.

7.1.2 Seller shall have performed and complied with all of its covenants hereunder in all material respects.

7.1.3 No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction or arbitration or other legal restraint or prohibition shall be in effect, and there shall not be pending or threatened in writing any suit, action or proceeding by any Governmental Authority, in each case only to the extent it prevents or seeks to prevent the transactions described in this Agreement (an “Adverse Proceeding”), unless (in any of the foregoing cases) the same shall have been dismissed, released or otherwise cured prior to Closing.

7.1.4 No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions contemplated by this Agreement.

7.1.5 All of the Seller Closing Deliveries shall have been delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser upon Closing.

7.1.6 The representations or warranties of Seller in this Agreement shall be true and correct as of the date made and as of the Closing Date (or as of such other date to which such representation or warranty expressly is made) in all material respects.

7.1.7 Since the Effective Date, the Property has not been materially damaged, and neither the Property nor any material portion thereof has become the subject of any proceedings, judicial, administrative or otherwise, with respect to a taking by eminent domain or condemnation. For purposes of this paragraph, the phrase “materially damaged” means damage reasonably exceeding $5,610,000 to repair and a “material portion” means a taking by eminent domain or condemnation of ten percent (10%) or more of the total land area of the Property or the permanent loss of access to the Property.

The Purchaser Closing Conditions are for the benefit of Purchaser, and Purchaser shall have the right to waive any of the Purchaser Closing Conditions at or prior to Closing; provided, however, that any such waiver shall be made in a writing executed by Purchaser. Notwithstanding the foregoing, in the event a Purchaser Closing Condition is not satisfied at or prior to Closing and Purchaser nevertheless closes the transactions described in this Agreement, then Purchaser shall be deemed to have waived such Purchaser Closing Condition.

7.2 Seller Closing Conditions. The obligation of Seller to consummate the Closing is subject to satisfaction of the following conditions (collectively, the “Seller Closing Conditions”):

7.2.1 This Agreement shall be in full force and effect.

7.2.2 All of the Purchaser Closing Deliveries shall have been delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller upon Closing.

7.2.3 The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the date made and as of the Closing Date (or as of such other date to which such representation or warranty expressly is made).

7.2.4 The covenants and obligations of Purchaser in this Agreement shall have been performed in all material respects.

7.2.5 No Adverse Proceeding shall be in effect, pending or threatened in writing, unless (in any of the foregoing cases) the same shall have been dismissed, released or otherwise cured prior to Closing.

7.2.6 No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.2.7 (i) Purchaser shall have provided Lender with all documentation, instruments, agreements, opinions and other required materials, at its sole expense, required by the Loan Agreement, the Seller Credit Support Agreements and Lender in connection with the transfer of the Target Interest and (ii) Purchaser and/or one of its credit worthy affiliates shall have delivered to Lender such Replacement Credit Support Agreements (and other documentation, instruments, opinions and other materials) as Lender requires to fully release the Carlyle Guarantors from all of their obligations under the Seller Credit Support Agreements.

The Seller Closing Conditions are for the benefit of Seller, and Seller shall have the right to waive any of the Seller Closing Conditions at or prior to Closing, provided, however, that any such waiver shall be made in a writing executed by Seller. Notwithstanding the foregoing, in the event a Seller Closing Condition is not satisfied at or prior to Closing and Seller nevertheless closes the transactions described in this Agreement, then Seller shall be deemed to have waived such Seller Closing Condition.

7.3 Frustration of Closing Conditions. Seller and Purchaser may not rely on the failure of the Seller Closing Conditions or the Purchaser Closing Conditions, as the case may be, if such failure was caused by such party’s failure to act in good faith or failure to use its commercially reasonable efforts to cause the Closing to occur.

7.4 Failure of a Condition Precedent. Without limiting the ability of each benefitted party to waive the applicable condition as set forth in Sections 7.2 and 7.3, in the event any of the conditions set forth in Sections 7.2 or 7.3 are not fulfilled or waived, the party benefitted by such conditions may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall be at an end except those that expressly survive any termination. In the event this Agreement is terminated as a result of the failure of any condition set forth in Section 7.1, Purchaser shall be entitled to a refund of the Earnest Money, otherwise, unless this Agreement is terminated pursuant to Section 12.2, the Earnest Money shall be disbursed to Seller as is required pursuant to Section 3.3. In any event, Purchaser’s consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions, and any liability on the part of Seller for breaches of representations and warranties of which Purchaser had knowledge as of the Closing.

ARTICLE 8

CLOSING

8.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by means of a so called “New York style” escrow (the “Closing Escrow”). The Closing Date shall occur on the date which is sixty (60) days following the Effective Date (or such earlier date selected by Purchaser upon not less than five days’ notice); provided however, that Purchaser may elect to extend the Closing Date for up to thirty (30) additional days by providing written notice of such election to Seller and contemporaneously depositing an additional Two Million and 00/100 U.S. Dollars ($2,000,000.00) (together with any interest earned thereon, the “Additional Earnest Money”) with the Escrow Agent via wire transfer of immediately available U.S. Dollars, which Additional Earnest Money shall be held by the Escrow Agent pursuant to the terms of this Agreement. On the Closing Date, Seller and/or Purchaser shall provide written instructions to the Escrow Agent (via electronic mail or otherwise) (the “Closing Instructions”) pursuant to which (i) all of the documents required to be delivered by Seller and Purchaser at Closing pursuant to this Agreement shall be deposited with Escrow Agent, and (ii) at Closing, the documents deposited into the Closing Escrow shall be delivered to Seller and Purchaser (as the case may be) pursuant to the Closing Instructions and otherwise in accordance with the terms of this Agreement.

8.2 Seller’s Closing Deliveries. On or before the Closing Date, Seller or its Affiliates shall deliver or cause to be delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing, all of the (i) documents set forth in this Section 8.2, each of which shall have been, to the extent applicable, duly executed by Seller (or its Affiliate, as applicable) and acknowledged (if required), and (ii) other items set forth in this Section 8.2 (the “Seller Closing Deliveries”), as follows:

8.2.1 an original counterpart of this Agreement;

8.2.2 appropriate resolutions of Seller authorizing entering into this Agreement, the Membership Interest Transfer Agreement and the Closing;

8.2.3 certificates of good standing from each appropriate jurisdiction dated as of a recent date and prior to the Closing Date, in the name of Seller;

8.2.4 copies of the operating agreement and certificate of organization of Seller;

8.2.5 a counterpart of the Initial Closing Statement;

8.2.6 a counterpart of the Closing Instructions, if applicable;

8.2.7 a counterpart of the Membership Interest Transfer Agreement;

8.2.8 a counterpart of a termination agreement, in form and substance reasonably satisfactory to Purchaser and Seller, which termination agreement shall acknowledge and agree that the Program Agreement is terminated and of no further force or effect;

8.2.9 a FIRPTA affidavit in the form set forth in the U.S. Treasury Regulations Section 1.1445-2(b); and

8.2.10 such other documents and instruments as may be reasonably requested by Purchaser in order to consummate the Closing.

8.3 Purchaser’s Closing Deliveries. On or before the Closing Date, Purchaser shall deliver or cause to be delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller all of the (i) documents set forth in this Section 8.3, each of which shall have been, to the extent applicable, duly executed by Purchaser or its Affiliates (as applicable) and acknowledged (if required), and (ii) other items set forth in this Section 8.3 (the “Purchaser Closing Deliveries”), as follows:

8.3.1 an original executed counterpart of this Agreement;

8.3.2 a counterpart of the Initial Closing Statement;

8.3.3 a counterpart of the Closing Instructions, if applicable;

8.3.4 a counterpart of the Membership Interest Transfer Agreement;

8.3.5 appropriate resolutions of Purchaser authorizing entering into this Agreement, the Membership Interest Transfer Agreement and the Closing;

8.3.6 certificates of good standing from each appropriate jurisdiction dated as of a recent date and prior to the Closing Date, in the name of Purchaser;

8.3.7 a counterpart of a termination agreement, in form and substance reasonably satisfactory to Purchaser and Seller, which termination agreement shall acknowledge and agree that the Program Agreement is terminated and of no further force or effect;

8.3.8 the Replacement Credit Support Agreements and the documents described in Sections 6.8 and 7.2.7; and

8.3.9 such other documents and instruments as may be reasonably requested by Seller in order to consummate the transactions described in this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by Seller. Subject to the limitations expressly set forth in this Agreement either limiting or granting indemnification, Seller shall indemnify, defend, and hold harmless the Purchaser Indemnitees, following the Closing, from and against any Indemnification Loss incurred by any Purchaser Indemnitee to the extent resulting from (i) a breach or inaccuracy of any express representations or warranties of Seller in this Agreement, subject to the applicable Survival Period and (ii) a breach by Seller of any of its covenants or obligations under Sections 6.1, 6.2, 6.3, 6.4, 6.5 and 10.1 and Article 11 of this Agreement, subject to the applicable Survival Period. Notwithstanding anything contained herein to the contrary, but subject to Section 9.3.1, the indemnification obligations set forth in this Section 9.1 shall survive the Closing for the applicable Survival Period.

9.2 Indemnification by Purchaser. Subject to the limitations expressly set forth in this Agreement, Purchaser shall indemnify, defend, and hold harmless the Seller Indemnitees from and against any Indemnification Loss incurred by any Seller Indemnitee following the Closing, to the extent resulting from (i) a breach or inaccuracy of any representations or warranties of Purchaser in this Agreement, subject to the applicable Survival Period and (ii) a breach by Purchaser of any of its covenants or obligations under Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.7 and 10.2 and Article 11 of this Agreement, subject to the applicable Survival Period. Notwithstanding anything contained herein to the contrary, but subject to Section 9.3.1, the indemnification obligations set forth in this Section 9.2 shall survive the Closing for the Survival Period.

9.3 Limitations on Indemnification Obligations.

9.3.1 Notwithstanding anything to the contrary contained in this Agreement, an Indemnitee which is seeking defense or indemnification for any Indemnification Loss shall be entitled to indemnification for the breach or inaccuracy of a representation or warranty only if the Indemnitee has given written notice to the Indemnitor prior to the expiration of the Survival Period.

9.3.2 Notwithstanding anything to the contrary in this Agreement, the amount of any Indemnification Loss for which indemnification is provided to an Indemnitee under this Article 9 shall be net of (a) any Tax benefits actually realized by the Indemnitee that are attributable to any deduction, loss, credit, refund or other reduction in Tax resulting from or arising out of a Loss in the year in which the Loss giving rise to the claim for indemnification occurs; (b)insurance proceeds received by such Indemnitee in connection with the Indemnification Claim; or (c) any other third party reimbursement. The Indemnitee shall use commercially reasonable efforts to realize any Tax benefit, collect any insurance proceeds or obtain any third party reimbursement with respect to such Indemnification Claim, and if such Tax benefits, insurance proceeds or reimbursement are realized or obtained by the Indemnitee after the Indemnitor has paid any amount in respect of an Indemnification Loss to the Indemnitee, the Indemnitee shall reimburse the amount realized or collected by the Indemnitee up to the amount received from the Indemnitor for such Indemnification Loss, less the reasonable costs of collection, including reasonable attorneys’ fees.

9.4 Indemnification Procedure.

9.4.1 If any of the Seller Indemnitees or Purchaser Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under any express provision in this Agreement (each, an “Indemnification Claim”), and the party required to provide defense, or indemnification to such Indemnitee (the “Indemnitor”) does not expressly accept such Indemnification Claim within thirty (30) days following notice of such Indemnification Claim, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the parties may agree in writing.

9.4.2 Notwithstanding anything to the contrary contained in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim which disputed by Indemnitor until such time as such dispute is resolved by a court order or order by an applicable authority with competent jurisdiction, or other means as the parties otherwise may agree in writing.

9.5 Exclusive Remedy for Indemnification Loss. Except for claims based on fraud or intentional misconduct, the indemnification provisions in this Article 9 shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement. Except as expressly provided in this Agreement, neither Seller nor any of its Affiliates will have any liability with respect to the Business, the Hotel, the Owner Parties or the Lessee Parties following Closing.

9.6 No Contribution. After the Closing, Seller shall have no right of contribution or indemnity from any of the Owner Parties or Lessee Parties, whether arising as a matter of law or by contract, with respect to any claim for indemnification by any Purchaser Indemnitee hereunder.

9.7 Survival. Except as expressly set forth in this Agreement, all representations, warranties, covenants, liabilities, and obligations under this Agreement shall be deemed (i) if the Closing occurs, to not merge into the transfer documents and instead to survive the Closing for the applicable Survival Period, or (ii) if this Agreement is terminated, not to survive such termination. This Article 9 and all other rights and obligations of defense and indemnification as expressly set forth in this Agreement shall survive the Closing for the applicable Survival Period and such indemnification obligations shall in no way merge with the delivery of any document required to be delivered in connection with the Closing.

ARTICLE 10

TRANSACTION COSTS

10.1 Seller’s Transaction Costs. Seller shall be responsible for (a) the cost of its legal counsel, advisors and the other professionals employed by it in connection with this Agreement and (b) an amount equal to Two Hundred Thirty Seven Thousand Five Hundred Dollars ($237,500) of the fee payable to the Existing Broker.

10.2 Purchaser’s Transaction Costs. Purchaser shall be responsible for all costs and expenses associated with (a) Purchaser’s legal counsel, advisors, engineers, consultants and the other professionals employed by it in connection with the purchase of the Target Interest, (b) any costs and expenses incurred under the Loan Agreement, the Management Agreement or the License Agreement in connection with the transfer of the Target Interest (including any costs and expenses incurred in connection with the execution of the Replacement Credit Support Agreements and the approvals required pursuant to Section 6.8), (c) the cost of transferring the applicable Permits, (d) $475,000 of the fee payable to the Existing Broker and (e) all closing escrow fees and costs and recording costs and (f) all other costs associated with the transactions contemplated by this Agreement.

10.3 Survival. The provisions of this Article 10 shall survive the Closing for the Survival Period.

ARTICLE 11

PURCHASE PRICE PRORATIONS

Except as provided below or in the definition of Pre-Closing Taxes, which shall govern Taxes, the Purchase Price shall be adjusted as of 12:00 A.M. Hollywood, Florida time on the Closing Date (the “Cut-off Time”), based upon a 365 day year, and the net amount of any such adjustment amount, as applicable, shall be added to (if such net amount is in Seller’s favor) or deducted from (if such net amount is in Purchaser’s favor) the Purchase Price. The Purchase Price shall be adjusted as set forth in accordance with the provisions of this Article 11. This Article 11 shall survive the Closing for the Survival Period.

11.1 Taxes and Assessments.

11.1.1 To the extent possible, Seller and Purchaser shall calculate the amount of any Pre-Closing Taxes that have not been paid before the Closing Date and the Purchase Price shall be adjusted downward in an amount equal to 75% of any such Taxes, subject to Section 6.5.2.

11.1.2 For purposes of this Agreement, if the Closing shall occur before the tax rate or assessed valuation is fixed for the Real Property or any part thereof for purposes of calculating any Real Property taxes, the calculation of such Real Property taxes shall be made on the basis of the tax rate for the most recent period for which such Taxes were assessed applied to the most recently applicable assessed valuation of the Real Property or applicable part thereof; provided that all Real Property taxes shall be prorated assuming the maximum 4% discount for early payment as permitted under Applicable Law.

11.2 Tax Refunds. Subject to Section 6.5.2, seventy-five percent (75%) of all refunds of Taxes of the Owner Parties and Lessee Parties relating to periods ending on or before the Closing Date (for this purpose, any refund for periods beginning before the Closing Date and ending after the Closing Date shall be taken into account based on the definition of Pre-Closing Taxes) shall be paid by (or caused to be paid by) Purchaser to Seller promptly upon receipt of such refund.

11.3 Taxes. Any adjustments made pursuant to this Article 11 will be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by law.

11.4 Current Assets.

11.4.1 Cash. All cash of Owner and Lessee as of the Cut-Off Time shall remain the property of Owner or Lessee, as applicable, from and after Closing. Seventy-five percent (75%) of such cash shall be credited to Seller as an upward adjustment to the Purchase Price. All such cash shall be counted as of the Cut-off Time in the presence of Seller’s and Purchaser’s representatives.

11.4.2 Accounts Receivable, Prepaid Expenses, Working Capital, Inventory and Reserves. All accounts receivable, prepaid expenses, working capital, inventory and reserves of Owner and Lessee as of the Cut-Off Time shall remain the property of Owner or Lessee, as applicable, from and after Closing. Seventy-five percent (75%) of such accounts receivable, prepaid expenses, working capital, inventory and reserves shall be credited to Seller as an upward adjustment to the Purchase Price. Prepaid expenses shall include premiums for prepaid insurance policies assumed by Purchaser at Closing for insurance policies that will remain in effect after the Closing Date and attributable to the period following the Cut-Off Time.

11.5 Current Liabilities. To the extent not duplicative with other provisions of this Agreement, all current liabilities (i.e, accrued but unpaid interest under the Loan Agreement, trade accounts payable, vouchers, prepaid rents, advance deposits and advance payments under Bookings and commissions due to credit and referral organizations with respect to room nights prior to the Cut-Off Time, to the extent due after the Cut-Off Time) of Owner and Lessee as of the Cut-Off Time shall remain the liabilities of Owner or Lessee, as applicable, from and after Closing. Seventy-five percent (75%) of such current liabilities shall be credited to Purchaser as a downward adjustment to the Purchase Price.

11.6 Employee Compensation. Purchaser shall receive a credit in an amount equal to seventy-five percent (75%) of all salaries and wages which the Employees are entitled to receive as of the Cut-Off Time together with all employment taxes with respect thereto (and expressly including any employee incentive payments, severance, vacation days, sick days and personal days which have accrued and been earned as of the Cut-Off Time.) From and after Closing, Purchaser shall be responsible for the payment of all wages, salaries, compensation and benefits to Employees when payable in accordance with applicable laws and shall indemnify and hold harmless Seller against any liability to or respecting Employees for such wages, salaries, compensation and benefits to Employees that accrued or was earned prior to or after the Cut-Off Time.

11.7 Other Adjustment. If applicable, the Purchase Price shall be adjusted at the Closing to reflect the adjustment of any other item which, under the explicit terms of this Agreement, is to be apportioned at Closing to effectuate the intent that, except as otherwise expressly provided herein, all items of operating revenue and operating expense of the Business prior to the Cut-Off Time shall be for the account of and paid by Seller and all items of operating revenue and operating expense of the Business with respect to the period after the Cut-Off Time shall be for the account of and paid by Purchaser. Any adjustment amount resulting from this Section 11.7 shall be multiplied by seventy-five percent (75%).

11.8 Mechanism for Adjustments. Seller shall make such inventories, examinations, and audits, and of the books and records, as the parties may reasonably deem necessary, and as otherwise permitted under the Management Agreement, to make the adjustments and prorations required under this Agreement. Purchaser or its designated representative shall be allowed to be present at such inventories, examinations, and audits. Based upon such inventories, examinations, and audits, Seller and Purchaser shall agree upon an initial closing statement on the Closing Date (the “Initial Closing Statement”). The Initial Closing Statement shall contain Purchaser’s best estimate of the amounts of the items required to be prorated and adjusted pursuant to this Agreement between the parties as of the Closing Date. The

Initial Closing Statement shall be the basis upon which the adjustments provided for under this Agreement shall be made at Closing. Within thirty (30) days following the Closing, Purchaser and Seller, with the assistance of Manager, shall prepare and agree upon a revised closing statement (the “Final Closing Statement”) which shall reflect the adjustment amounts as of the Cut-off Time. Any adjustments to the Initial Closing Statement which are required shall be made by Purchaser and Seller, with due diligence and cooperation, by prompt cash payment to the party entitled to a credit as a result of such adjustments. To the extent any items in the Final Closing Statement are disputed, the parties shall attempt in good faith to resolve any disputed items. To the extent such disputed items are not resolved within ninety (90) days following the Closing, then the parties shall submit such dispute to a neutral, third-party nationally recognized accounting firm selected jointly by Seller and Purchaser (the “Outside Accountant”), and the determination of the Outside Accountant which shall be made within sixty (60) days after submittal by the parties of the disputed items shall be conclusive. The non-prevailing party with respect to any disputed item shall be responsible for the fees of the Outside Accountant in connection therewith. In the event that the parties prevail on one or more disputed items, but do not prevail on one or more other disputed items, respectively, the payment of the Outside Accountant’s fees shall be prorated between the parties based upon the total Dollar amount of the disputed items resolved in favor of each party. Any errors in calculations to the foregoing adjustments shall be corrected as soon as practicable after the Closing provided, however, the provisions hereof shall survive the Closing for not longer than one hundred eighty (180) days following the Closing. Notwithstanding anything to the contrary contained in this Agreement, any adjustments or corrections to the Purchase Price shall be made in immediately available U.S. Dollars.

ARTICLE 12

DEFAULT; REMEDIES; SURVIVAL

12.1 Default by Purchaser. If Purchaser defaults in its obligation to purchase the Property from Seller pursuant to this Agreement, Purchaser agrees that Seller shall have the right to obtain and retain, and to unilaterally instruct the Escrow Agent to deliver to Seller, the Earnest Money as liquidated damages to recompense Seller for time spent, labor and services performed, and the loss of its bargain. Purchaser and Seller agree that it would be impracticable or extremely difficult to affix damages if Purchaser so defaults and that the Earnest Money, together with the interest thereon, represents a reasonable estimate of Seller’s damages. Seller agrees to accept the Earnest Money as Seller’s total damages and relief hereunder if Purchaser defaults in an obligation hereunder. If Purchaser does so default, this Agreement shall be terminated and Purchaser shall have no further right, title, or interest in or to the Target Interest.

12.2 Default by Seller. If Seller defaults in its obligation to sell and convey the Target Interest to Purchaser pursuant to this Agreement, Purchaser’s sole remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Purchaser shall be entitled to the return of the Earnest Money, or (b) to bring a suit for specific performance, provided that any suit for specific performance must be brought within 30 days of Seller’s default, to the extent permitted by law, Purchaser hereby waiving the right to bring suit at any later date. As a condition precedent to any suit for specific performance, Purchaser must have tendered to the Escrow Agent all of its deliveries on or before the Closing Date. Purchaser hereby waives any other rights or remedies. This Agreement confers no present right, title or interest in the Target Interest to Purchaser.

12.3 DAMAGES. UNDER NO CIRCUMSTANCES SHALL THE PARTIES OR THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, OR ANY OF THEM, BE LIABLE TO THE OTHER PARTIES, WHETHER IN TORT, CONTRACT OR OTHERWISE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, OR EXEMPLARY

DAMAGES. THE PARTIES’ LIABILITY HEREUNDER SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES, AND ALL OTHER DAMAGES AT LAW OR IN EQUITY ARE WAIVED. THE LIMITATIONS ON DAMAGES SPECIFIED IN ARTICLE 12 ARE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. THE PROVISIONS OF THIS ARTICLE 12 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

ARTICLE 13

ASSIGNMENT

No Assignment. Neither this Agreement nor any of the rights of a party hereunder (nor the benefits of such rights) may be assigned, transferred or encumbered by Purchaser or Seller (as applicable) without the other’s prior written consent and any purported assignment, transfer or encumbrance without such prior written consent shall be void.

ARTICLE 14

EARNEST MONEY

14.1 Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Purchaser and Seller, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Unless this Agreement is terminated pursuant to Section 7.1 or Section 12.2, the Escrow Agent shall deliver the Earnest Money to the Seller upon the earlier to occur of the termination of this Agreement and the Closing.

14.2 Termination. Except as otherwise expressly provided in this Agreement, upon not less than 5 business days’ prior written notice to the Escrow Agent and the other party, Escrow Agent shall deliver the Earnest Money to the party requesting the same; provided, however, that if the other party shall, within said 5 business day period, deliver to the requesting party and the Escrow Agent a written notice that it disputes the claim to the Earnest Money, Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.

14.3 Interpleader. Seller and Purchaser mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

14.4 Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

ARTICLE 15

MISCELLANEOUS

15.1 Governing Law, Jurisdiction and Venue.

15.1.1 This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Delaware, without regard to conflict of law principles.

15.1.2 Seller and Purchaser hereby (a) irrevocably consent and submit to the jurisdiction of any Federal, state, county or municipal court sitting in the State of Delaware with respect to any action or proceeding brought therein by any party concerning any matters arising out of or in any way relating to this Agreement; (b) irrevocably waive personal service of any summons and complaint and consents to the service upon it of process in any such action or proceeding by the mailing of such process to the affected party at the address set forth herein; (c) irrevocably waive all objections as to venue and any and all rights they may have to seek a change of venue with respect to any such action or proceeding; (d) agrees that the laws of the State of Delaware shall govern in any such action or proceeding and waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the State of Delaware; and (e) agree that any judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law.

15.2 Further Assurances. In addition to the obligations required to be performed hereunder by Seller and Purchaser at or prior to the Closing, each party, from and after the Closing, shall execute, acknowledge and/or deliver such other instruments, as may reasonably be requested in order to effectuate the purposes of this Agreement; provided, however, neither party shall be required to execute, acknowledge or deliver any instrument which would or might impose upon such party any additional liability or obligation (beyond that imposed upon it under the documents delivered by such party at the Closing and the other provisions of this Agreement which survive the Closing).

15.3 Successors. All of the provisions of this Agreement and of any of the documents and instruments executed in connection herewith shall apply to and be binding upon, and inure to the benefit of Seller and Purchaser, their successors and permitted assigns.

15.4 No Third Party Beneficiary. This Agreement and each of the provisions hereof are solely for the benefit of Purchaser and Seller, their successors and permitted assigns. No provisions of this Agreement, or of any of the documents and instruments executed in connection herewith, shall be construed as creating in any Person other than Purchaser and Seller, their successors and permitted assigns any rights of any nature whatsoever.

15.5 Notices. All notices, demands, requests and other communications required hereunder shall be in writing and shall be deemed to have been given: (a) upon delivery, if personally delivered; (b) one (1) Business Day after deposit with a nationally recognized overnight delivery service marked for delivery on the next Business Day, or (c) upon delivery if sent by facsimile with electronic confirmation and additionally sent by one of the methods described in clauses (a), or (b) hereinabove, in each case addressed to the party for whom it is intended at its address hereinafter set forth:

If to Seller:

CRP/MHI Holdings, L.L.C.

c/o The Carlyle Group

1001 Pennsylvania Avenue, NW

Washington, D.C. 20004-2505

Attn: Thad Paul

Telephone: 202-729-5373

Email: Thad.paul@carlyle.com

With a copy to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, IL 60606

Attn: Jade Newburn

Telephone: 312-701-8985

Email: jnewburn@mayerbrown.com

If to Purchaser:

MHI Hospitality TRS II, LLC

MHI Hotel Investments Holdings LLC

c/o Sotherly Hotels L.P.

410 West Francis Street

Williamsburg, Virginia 23185

Attn: David R. Folsom

Facsimile: (757) 564-8801

Email: davidfolsom@sotherlyhotels.com

with a copy to:

Baker & McKenzie LLP

815 Connecticut Avenue, NW

Washington, DC 20006

Attn: Thomas J. Egan, Jr.

Facsimile: (202) 416-6955

Email: thomas.egan@bakermckenzie.com

or at such other address in the United States of America as may be designated by either of the parties in a written notice given in accordance with the provisions of this Section. The attorney for any party may send notices on that party’s behalf.

15.6 Entire Agreement. This Agreement, together with the documents and instruments executed and delivered in connection herewith, sets forth the entire agreement between Purchaser and

Seller relating to the transactions contemplated hereby and all other prior or contemporaneous agreements, understandings, representations or statements, oral or written, relating directly to Seller, the Owner Parties, the Lessee Parties, the Property and Purchaser are superseded hereby.

15.7 Severability. If any provision in this Agreement is found by a court of competent jurisdiction to be in violation of any Applicable Law, and if such court should declare such provision of this Agreement to be unlawful, void, illegal or unenforceable in any respect, the remainder of this Agreement shall be construed as if such unlawful, void, illegal or unenforceable provision were not contained herein, and the rights, obligations and interests of the parties hereto under the remainder of this Agreement shall continue in full force and effect undisturbed and unmodified in any way; provided that the deletion of any provision so held to be unlawful, void, illegal, or unenforceable will not materially and adversely effect the expected benefit of any party to this Agreement.

15.8 Modification. This Agreement and the terms hereof may not be changed, waived, modified, supplemented, canceled, discharged or terminated orally, but only by an instrument or instruments in writing executed and delivered by Purchaser and Seller.

15.9 Waiver of Trial by Jury. EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH, THE TARGET INTEREST, THE OWNER PARTIES, THE LESSEE PARTIES, THE PROPERTY, OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS OF SELLER OR PURCHASER PERTAINING HERETO OR TO ANY OF THE FOREGOING.

15.10 No Recording. Neither this Agreement nor any memorandum hereof shall be recorded. Each party hereby agrees to indemnify and hold harmless the others for all liabilities, losses, damages, liens, suits, claims, costs and expenses (including reasonable attorneys’ fees) incurred by the other by reason of a breach of the foregoing covenant.

15.11 Counterparts; Facsimile Signature; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. In the event that any signature to this Agreement is delivered by facsimile transmission or in portable document format, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such signature were the original thereof. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

15.12 No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

15.13 Time of Essence. Time shall be of the essence with respect to this Agreement and the covenants and obligations of the parties hereunder.

15.14 Attorneys’ Fees. In the event that either party hereto shall commence litigation against the other in connection with this Agreement and/or the enforcement thereof, the losing party in such action shall reimburse the attorneys’ fees and disbursements of the prevailing party in such action.

15.15 Brokers. Seller represents and warrants to Purchaser, that Seller has not dealt with in any manner, or engaged any broker or finder, in connection with any of the transactions contemplated by this Agreement, other than Existing Broker (who was engaged by Owner). Purchaser represents and warrants to Seller, that Purchaser has not dealt with in any manner, or engaged any broker or finder, in connection with any of the transactions contemplated by this Agreement, other than Existing Broker (who was engaged by Owner). If the Closing occurs, Existing Broker shall be paid in accordance with Section 10.1 and Section 10.2. In the event of any claims for additional brokers’ or finders’ fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then Purchaser shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement or representation or agreement by Purchaser, and Seller shall indemnify, save harmless and defend Purchaser if such claims shall be based upon any statement, representation or agreement made by Seller. This Section 15.15 shall survive the termination of this Agreement for any reason.

[Execution Page(s) Follow]

IN WITNESS WHEREOF, this Agreement has been entered into as of the Effective Date.

PURCHASER: MHI Hotel Investments Holdings LLC, a Delaware limited liability company
By:	/s/ David R. Folsom
Name:	David R. Folsom
Its:	Manager

MHI Hospitality TRS II, LLC,a Delaware limited liability company
By:	/s/ David R. Folsom
Name:	David R. Folsom
Its:	Manager

IN WITNESS WHEREOF, this Agreement has been entered into as of the Effective Date.

SELLER:

CRP/MHI Holdings, L.L.C.,
a Delaware limited liability company

By:	/s/ Thaddeus Paul
Name:	Thaddeus Paul
Its:	Vice President

JOINDER OF ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent shall hold the Earnest Money in escrow, and shall disburse the Earnest Money pursuant to the provisions of this Agreement.

First American Title Insurance Company

Date: June 19, 2015	By:	/s/ Joshua Slan
	Name:	Joshua Slan
	Its:	Counsel

Exhibit A

Form of Membership Interest Transfer Agreement

MEMBERSHIP INTEREST TRANSFER AGREEMENT

THIS MEMBERSHIP INTEREST TRANSFER AGREEMENT (this “Agreement”) is entered into as of                     , 2015 (the “Effective Date”), by and between CRP/MHI HOLDINGS, L.L.C., a Delaware limited liability company (“Assignor”), and MHI Hospitality TRS II, LLC, a Delaware limited liability company (“MHI Hospitality”) and MHI Hotel Investments Holdings LLC (“MHI Hotel Investments” and together with MHI Hospitality, “Assignee”).

WITNESSETH

WHEREAS, as of the date hereof, Assignor is (i) a member of, and holder of a seventy-five percent (75.0%) Membership Interest (as defined in the Owner Operating Agreement) (the “Owner Interest”) in MHI/Carlyle Hotel Investment Program I, L.L.C. (“Hotel Investment Program”), which Owner Interest represents Assignor’s entire interest in Hotel Investment Program, and (ii) a member of, and holder of a seventy-five percent (75.0%) Membership Interest (as defined in the Lessee Operating Agreement) (the “Lessee Interest”, and together with the Owner Interest, the “Target Interest”) in, MHI/Carlyle Hotel Lessee Program I, L.L.C. (“Hotel Lessee Program”; and together with Hotel Investment Program, the “Companies”), which Lessee Interest represents Assignor’s entire interest in Hotel Lessee Program;

WHEREAS, Assignor and MHI Hotel Investments are parties to that certain Limited Liability Company Agreement of MHI/Carlyle Hotel Investment Program I, L.L.C. dated as of May 15, 2007 (the “Owner Operating Agreement”);

WHEREAS, Assignor and MHI Hospitality are parties to that certain Limited Liability Company Agreement of MHI/Carlyle Lessee Program I, L.L.C. dated as of May 15, 2007 (the “Lessee Operating Agreement”, and together with the Owner Operating Agreement, the “Operating Agreements”);

WHEREAS, Assignor, pursuant to the applicable provisions of the Operating Agreements, wishes to assign, transfer and convey to Assignee, and Assignee desires to acquire from Assignor, all of Assignor’s right, title and interest in and to the Target Interest on the terms and conditions set forth herein; and

WHEREAS, Assignor desires to withdraw from the Companies as a member of the Companies and Assignee desires to be admitted to the Companies as a substitute member of each Company.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used but not defined herein shall have the meanings given to them in the Sale Agreement (defined below).

2. Assignor does hereby absolutely, irrevocably and unconditionally convey, transfer and assign unto Assignee, without recourse, representation or warranty (other than the representations and warranties contained in that certain Purchase and Sale Agreement (the “Sale Agreement”) dated June                     , 2015, between Assignor and Assignee, all of which are restated as of the date hereof and shall survive this

Agreement in accordance with the terms of the Sale Agreement), the Target Interest such that immediately following such conveyance, transfer and assignment, Assignee will be the owner and holder of the Target Interest, together with all benefits, rights, advantages, entitlements and interests appurtenant thereto or arising therefrom.

3. Notwithstanding any provision to the contrary in the Operating Agreements, contemporaneously with the assignment described in Section 2 of this Agreement, Assignee shall be admitted to each Company as a substitute member. Assignee does hereby assume and agree to perform, all of the duties and obligations of Assignor (a) as the owner and holder of the Target Interest under and pursuant to the Operating Agreements and (b) to the extent otherwise relating or appurtenant to the ownership of the Target Interest.

4. ASSIGNEE, ON BEHALF OF ITSELF, ITS AFFILIATES, THE OWNER PARTIES AND THE LESSEE PARTIES (COLLECTIVELY, THE “ASSIGNEE RELEASING PARTIES”), FULLY, FINALLY AND IRREVOCABLY AND UNCONDITIONALLY RELEASES EACH OF ASSIGNOR AND ITS AFFILIATES, AND EACH OF THEIR PAST AND PRESENT MEMBERS, PARTNERS, LIMITED PARTNERS, GENERAL PARTNERS, MANAGERS, TRUSTEES, OWNERS, SUBSIDIARIES, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS, SERVANTS, ATTORNEYS, INSURERS, AND OTHER REPRESENTATIVES AND ALL HEIRS, EXECUTORS, ADMINISTRATORS, PREDECESSORS, SUCCESSORS, AND ASSIGNS OF THE FOREGOING (COLLECTIVELY, THE “ASSIGNOR RELEASED PARTIES”), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, RIGHTS, CLAIMS, CAUSES OF ACTION AND DEMANDS AT LAW OR IN EQUITY, CONTROVERSIES, DAMAGE, COSTS, LOSSES AND EXPENSES WHETHER KNOWN OR UNKNOWN AT THE TIME OF THIS AGREEMENT, WHICH ASSIGNEE OR ANY OF SUCH PARTIES HAS OR MAY HAVE IN THE FUTURE, ARISING OUT OF THE PROPERTY, THE TARGET INTEREST, THE LICENSE AGREEMENT, THE MANAGEMENT AGREEMENT, THE ORGANIZATIONAL DOCUMENTS OF THE LESSEE PARTIES AND THE OWNER PARTIES, OR RELATING TO THE PROPERTY, THE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITION OF THE PROPERTY AND THE PROSPECTS, FINANCIAL CONDITION, OPERATION OR RESULTS OF OPERATIONS OF THE PROPERTY OR THE TARGET INTEREST, INCLUDING, WITHOUT LIMITATION, ALL CLAIMS IN TORT OR CONTRACT, ALL CLAIMS UNDER A WARRANTY OF ANY KIND (WHETHER EXPRESS, IMPLIED, OR, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, STATUTORY) AND INCLUDING ANY WARRANTY OF MERCHANTABILITY, HABITABILITY OR GOOD AND WORKMANLIKE CONSTRUCTION AND WARRANTIES OF FITNESS FOR USE OR ACCEPTABILITY FOR THE PURPOSE INTENDED, AND ALL CLAIMS FOR INDEMNIFICATION OR CONTRIBUTION ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT (42 U.S.C. SECTION 9601, ET SEQ.) OR ALL SIMILAR FEDERAL, STATE OR LOCAL STATUTE, RULE OR REGULATION, AND ANY OTHER BASIS FOR RECOVERY OR REIMBURSEMENT (INCLUDING NEGLIGENCE OR STRICT LIABILITY, AND ALL CLAIMS RELATING TO EMPLOYEES) (COLLECTIVELY, THE “CLAIMS”), EXCEPT AS PROVIDED IN THE SALE AGREEMENT. ASSIGNEE AND ALL ASSIGNEE RELEASING PARTIES, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, EXONERATED, RELINQUISHED AND RELEASED ASSIGNOR AND ALL ASSIGNOR RELEASED PARTIES FROM AND AGAINST ANY AND ALL MATTERS AFFECTING ASSIGNOR AND ALL OTHER ASSIGNOR RELEASED PARTIES AND/OR THE PROPERTY, EXCEPT AS PROVIDED IN THE SALE AGREEMENT. IN THIS CONNECTION AND TO THE GREATEST EXTENT PERMITTED BY LAW, ASSIGNEE

HEREBY AGREES, REPRESENTS AND WARRANTS THAT ASSIGNEE REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW KNOWN OR UNKNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CLAIMS WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND ASSIGNEE FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN AND THE PROVISIONS OF THIS SECTION 4 HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT ASSIGNEE (AND ALL OF THE ASSIGNEE RELEASING PARTIES) NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT ASSIGNOR AND ALL OF THE ASSIGNOR RELEASED PARTIES FROM ANY SUCH UNKNOWN CLAIMS (OTHER THAN CLAIMS ARISING UNDER THE SALE AGREEMENT). ASSIGNOR HAS GIVEN ASSIGNEE AND THE ASSIGNEE RELEASING PARTIES MATERIAL CONCESSIONS REGARDING THIS TRANSACTION IN EXCHANGE FOR ASSIGNEE AGREEING TO THE PROVISIONS OF THIS SECTION 4.

5. ASSIGNOR, ON BEHALF OF ITSELF AND ITS AFFILIATES (COLLECTIVELY, THE “ASSIGNOR RELEASING PARTIES”) FULLY, FINALLY AND IRREVOCABLY AND UNCONDITIONALLY RELEASES ASSIGNEE, THE OWNER PARTIES, THE LESSEE PARTIES AND THEIR AFFILIATES, AND EACH OF THEIR PAST AND PRESENT MEMBERS, PARTNERS, LIMITED PARTNERS, GENERAL PARTNERS, MANAGERS, TRUSTEES, OWNERS, SUBSIDIARIES, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS, SERVANTS, ATTORNEYS, INSURERS, AND OTHER REPRESENTATIVES AND ALL HEIRS, EXECUTORS, ADMINISTRATORS, PREDECESSORS, SUCCESSORS, AND ASSIGNS OF THE FOREGOING (COLLECTIVELY, THE “ASSIGNEE RELEASED PARTIES”), FROM AND AGAINST ANY AND ALL CLAIMS, EXCEPT AS PROVIDED IN THE SALE AGREEMENT. ASSIGNOR AND THE ASSIGNOR RELEASING PARTIES, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, EXONERATED, RELINQUISHED AND RELEASED ASSIGNEE AND ALL OTHER ASSIGNEE RELEASED PARTIES FROM AND AGAINST ANY AND ALL MATTERS AFFECTING ASSIGNEE AND ALL OTHER ASSIGNEE RELEASED PARTIES AND/OR THE PROPERTY, EXCEPT AS PROVIDED IN THE SALE AGREEMENT. IN THIS CONNECTION AND TO THE GREATEST EXTENT PERMITTED BY LAW, ASSIGNOR HEREBY AGREES, REPRESENTS AND WARRANTS THAT ASSIGNEE REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW KNOWN OR UNKNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CLAIMS WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND ASSIGNOR FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN AND THE PROVISIONS OF THIS SECTION 5 HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT ASSIGNOR (AND ALL OF THE ASSIGNOR RELEASING PARTIES) NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT ASSIGNEE AND ALL OF THE ASSIGNEE RELEASED PARTIES FROM ANY SUCH UNKNOWN CLAIMS (OTHER THAN CLAIMS ARISING UNDER THE SALE AGREEMENT). ASSIGNEE HAS GIVEN ASSIGNOR AND THE ASSIGNOR RELEASING PARTIES MATERIAL CONCESSIONS REGARDING THIS TRANSACTION IN EXCHANGE FOR ASSIGNOR AGREEING TO THE PROVISIONS OF THIS SECTION 5.

6. Notwithstanding any provision in the Operating Agreements to the contrary, immediately following the admission of Assignee as a substitute member of each Company, Assignor shall, and hereby does, withdraw from each Company as a member of each Company, and shall thereupon cease to be a member of the Companies.

7. This Agreement shall be construed exclusively in accordance with and governed by the internal laws of the State of Delaware (without regard to principles of conflicts of laws).

8. This Agreement is executed by, and shall be binding upon and inure to the benefit of, the parties hereto and each of their respective successors and assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any other person.

9. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and together shall be deemed one and the same document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

ASSIGNOR: CRP/MHI Holdings, L.L.C., a Delaware limited liability company

By:

Name:

Its:

ASSIGNEE: MHI Hotel Investments Holdings LLC, a Delaware limited liability company

By:

Name:

Its:

MHI Hospitality TRS II, LLC, a Delaware limited liability company

By:

Name:

Its: